EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT, dated as of February 14, 2006 (this “Agreement”), between NOVASTAR RESOURCES LTD., a Nevada corporation (the “Company”), and SETH GRAE, an individual (the “Executive”).

BACKGROUND

The Company is entering into a merger agreement on or about the date hereof (the “Merger Agreement”), pursuant to which the Company is acquiring all of the issued and outstanding capital stock of Thorium Power, Inc (“Thorium Power”). The Executive is the Chief Executive Officer and President of Thorium Power. The execution and delivery of this Agreement is a condition precedent to the consummation of the transactions contemplated by the Merger Agreement (the “Closing”).

The Company wishes to secure the services of the Executive as the Chief Executive Officer and President of the Company upon the terms and conditions hereinafter set forth, and the Executive wishes to render such services to the Company upon the terms and conditions hereinafter set forth.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants herein contained and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1.             Employment by the Company. The Company agrees to employ the Executive in the position of Chief Executive Officer and President and the Executive accepts such employment and agrees to perform the duties that are customarily performed of a Chief Executive Officer and President of a company like the Company. Except to the extent that the Executive deems it necessary to tend to the affairs of Thorium Power prior to the Closing, the Executive agrees to devote his full business time and energies to the business of the Company and/or its Subsidiaries and/or Affiliates and to faithfully, diligently and competently perform his duties hereunder.

2.             Term of Employment. The term of this Employment Agreement (the "Term") shall be for the initial period commencing on the date that the Company provides the Executive with a certificate of insurance that indicates that the Company has obtained directors and officers liability insurance coverage sufficient to cover liabilities of at least $5,000,000 and ending on the fifth anniversary of the date thereof (provided that the provisions of Section 6 hereof shall survive any such termination), unless the Executive is earlier terminated as provided in Section 4 hereof. The Term of this Agreement shall automatically be extended for additional one year periods following the expiration of the initial Term unless either party notifies the other party in writing that it does not want to renew this Agreement within 30 days prior to the expiration of the initial Term or any renewal Term.

3.             Compensation. As full compensation for all services to be rendered by the Executive to the Company and/or its Subsidiaries and/or Affiliates in all capacities during the Term, the Executive shall receive the following compensation and benefits:

3.1          Salary. An annual base salary of $275,000 (the "Base Salary") payable not less frequently than monthly or at more frequent intervals in accordance with the then customary payroll practices of the Company. The board of directors of the Company shall review the Executive’s performance on an annual basis and shall suggest increases (but not decreases) to the Executive’s Base Salary as the board of directors of the Company deems appropriate.

3.2	Equity Participation.

(a)          The Company shall promptly (and in any event, within 5 business days) issue to the Executive 5,000,000 shares of the Company’s Common Stock. The Executive shall not directly or indirectly sell, transfer or otherwise dispose of 2,500,000 of such shares for a period of one year and the remaining 2,500,000 shares for a period of two years, except for sales, transfers or other dispositions made to family members, for estate planning purposes, or pursuant to a qualified domestic relations order; provided that the transferee in such instance agrees in writing to be similarly bound to such transfer restriction. For the avoidance of doubt, all 5,000,000 shares are immediately earned upon issuance and not subject to any vesting or repurchase right in favor of the Company or any other person. The shares will bear a customary restrictive legend that refers to the aforementioned transfer restriction and applicable transfer restrictions under the Securities Act of 1933 and the stop transfer orders shall be imposed against the shares.

(b)          The Executive shall be eligible to participate in the Company's 2006 Stock Plan (the "Plan"). The Executive shall, upon execution of this Agreement, be granted options to acquire 7,200,000 shares of Common Stock, $0.001 par value, of the Company pursuant to the Plan. Such options shall vest and become exercisable in accordance with the provisions of a separate Stock Option Agreement which shall be entered into between the Executive and the Company on or about the date hereof and which shall provide (a) that the options are intended to be nonqualified stock options, (b) an exercise price equal to the fair market value of the Company’s Common Stock on the date of grant, (c) for vesting in equal monthly installments over a four year term beginning on the six month anniversary of the date of grant (provided that 6/48 of the option will vest on such six month anniversary) with accelerated vesting upon (i) a Change of Control (as defined below), (ii) termination of the Executive by the Company without Cause (as defined below), or (iii) the cessation of the Executive’s employment with the Company for Good Reason (as defined below), and (d) for a ten year term.

3.3          Bonus. In addition to the Base Salary, the Executive shall be entitled to an annual incentive bonus of up to 50% of the Executive’s Base Salary. In making its determination of what percentage of Base Salary the Executive will be entitled to as a bonus, the board of directors of the Company will consider the Company’s progress with regard to achievement of the following milestones: new patents, government grants and appropriations, partnering and teaming arrangements with other companies (including the University of Texas and General Atomics), testing and other advancement of technology in Russia, Europe and elsewhere, revenues, revenue generating events, earnings, attracting other qualified key employees, and investor relations.

3.4          Special Bonus. The Company shall pay to the Executive a special bonus in the amount of $100,000 in cash promptly upon the grant by any agency of the United States Government of at least $5,000,000 in new funding for any thorium fuel or thorium fuel-related development and testing project (it being understood that such funding will likely be provided to U.S. national laboratories, Russian research institutes and/or U.S. government contractors).

3.5          Perquisites. Given the significant amount of travel that the Executive will be expected to undertake, during the Term, the Company will provide, or arrange to have provided, to the Executive the use of an automobile.

3.6          Participation in Employee Benefit Plans; Other Benefits. The Executive shall be permitted during the Term to participate in all employee benefit plans, policies and practices now or hereafter maintained by or on behalf of the Company commensurate with the Executive's position with the Company. During the Term, the Company will maintain a group health and dental program, group life insurance, short and long term disability insurance, 401(k) plan, paid vacation, paid sick leave, paid holidays and unpaid leave.

3.7         Expenses. The Company shall pay or reimburse the Executive for all reasonable and necessary expenses actually incurred or paid by the Executive during the Term in the performance of the Executive's duties under this Agreement, upon submission and approval of expense statements, vouchers or other supporting information in accordance with the then customary practices of the Company.

3.8          Vacation. The Executive shall be entitled to four weeks of paid vacation time per year.

3.9          Withholding of Taxes. The Company may withhold from any benefits payable under this Agreement all federal, state, city and other taxes as shall be required pursuant to any law or governmental regulation or ruling.

3.10       Credit From Thorium Power Employment Agreement. The Company acknowledges and agrees that the Executive is currently acting, and will continue to act, as the Chief Executive Officer and President of Thorium Power and that Thorium Power does, and will continue to, compensate the Executive for the performance of such services. The Executive shall cease receiving compensation from Thorium Power at the Closing. Until such time, any cash compensation actually received by the Executive from Thorium Power for services rendered in the Executive’s capacity as the Chief Executive Officer and President of Thorium Power shall be credited toward the cash components of the Executive’s compensation under this Section 3.

4.	Termination.

4.1         Termination upon Death. If the Executive dies during the Term, this Agreement shall terminate as of the date of his death.

4.2         Termination upon Disability. If during the Term the Executive becomes physically or mentally disabled, whether totally or partially, so that the Executive is unable to perform his essential job functions hereunder for a period aggregating 180 days during any twelve-month period, and it is determined by a physician acceptable to both the Company and the Executive that, by reason of such physical or mental disability, the Executive shall be unable to perform the essential job functions required of him hereunder for such period or periods, the Company may, by written notice to the Executive, terminate this Agreement, in which event the Term shall terminate 10 days after the date upon which the Company shall have given notice to the Executive of its intention to terminate this Agreement because of the disability.

4.3         Termination for Cause. The Company may at any time by written notice to the Executive terminate this Agreement immediately and, except as provided in Section 5.2 hereof, the Executive shall have no right to receive any compensation or benefit hereunder on and after the date of such notice, in the event that an event of "Cause" occurs. For purposes of this Agreement "Cause" shall mean (a) conviction of a felony, bad faith or willful gross misconduct that, in any case, results in material damage to the business or reputation of the Company; or (b) willful and continued failure to perform his duties hereunder (other than such failure resulting from the Executive’s incapacity due to physical or mental illness or after the issuance of a notice of termination by the Executive for Good Reason) within 30 days after the Company delivers to him a written demand for performance that specifically identifies the actions to be performed. For purposes of this Section 4.3, no act or failure to act by the Executive shall be considered “willful” if such act is done by the Executive in the good faith belief that such act is or was to be beneficial to the Company or one or more of its businesses, or such failure to act is due to the Executive’s good faith belief that such action would be materially harmful to the Company or one of its businesses. Cause shall not exist unless and until the Company has delivered to the Executive a copy of a resolution duly adopted by the board of directors (excluding the Executive for purposes of adoption) at a meeting of the board of directors of the Company called and held for such purpose after reasonable (but in no event less than thirty days’) notice to the Executive and an opportunity for the Executive, together with his counsel, to be heard before the board, finding that in the good faith opinion of the board that “Cause” exists and specifying the particulars thereof in detail. This Section 4.3 shall not prevent the Executive from challenging in any court of competent jurisdiction the board of directors’ determination that Cause exists or that the Executive has failed to cure any act (or failure to act) that purportedly formed the basis for the board of directors’ determination.

4.4         Termination without Cause. The Company may terminate this Employment Agreement at any time, without cause, upon 30 days' written notice by the Company to the Executive and, except as provided in Section 5.1 hereof, the Executive shall have no right to receive any compensation or benefit hereunder after such termination.

4.5         Termination for Good Reason. The Executive may terminate his employment for Good Reason after giving the Company detailed written notice thereof, if the Company shall have failed to cure the event or circumstance constituting Good Reason within 30 business days after receiving such notice. “Good Reason” shall mean the occurrence of any of the following without the written consent of the Executive: (a) the assignment to the Executive of duties inconsistent with this Agreement or a change in his titles or authority; (b) any failure by the Company to comply with Section 3 hereof in any material way; (c) the requirement of the Executive to relocate to a location that is more than [50] miles from the Executive’s work location on the effective date of this Agreement, (d) any material breach of this Agreement by the Company, or (e) a “Change of Control”. The Executive’s right to terminate his employment hereunder for Good Reason shall not be affected by his incapacity due to physical or mental illness. The Executive’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason. For purposes of this Agreement, a “Change of Control” shall be deemed to have occurred if (i) a tender offer shall be made and consummated for the ownership of more than 50% of the outstanding voting securities of the Company, (ii) the Company shall be merged or consolidated with another corporation or entity and as a result of such merger or consolidation less than 50% of the outstanding voting securities of the surviving or resulting corporation or entity shall be owned in the aggregate by former shareholders of the Company, as the same shall have existing immediately prior to such merger or consolidation, (iii) the Company shall sell, lease, or otherwise dispose of, all or substantially all of its assets to another corporation or entity which is not a wholly-owned subsidiary, or (iv) a person, within the meaning of Section 3(a)(9) or Section 13(d)(3) (as in effect on the date hereof) of the Securities Exchange Act of 1934 shall acquire more than 50% of the outstanding voting securities of the Company (whether directly, indirectly, beneficially, or of record). Notwithstanding the foregoing, the transactions contemplated by the Merger Agreement shall not constitute a Change of Control.

4.6          Without Good Reason. The Executive shall have the right to terminate his employment hereunder without Good Reason by providing the Company with 30 days advance written notice of termination.

5.	Severance Payments.

5.1          Certain Severance Payments. If during the Term this Agreement is terminated pursuant to any of Sections 4.1, 4.2, 4.4 or 4.5, all compensation payable to the Executive under Section 3 hereof shall cease as of the date of termination specified in the Company's notice (the "Termination Date"), and the Company shall pay to the Executive, subject to Section 6 hereof, the following sums: (i) the Base Salary on the Termination Date for twelve months (the "Severance Period"), payable in monthly installments; (ii) benefits under group health, dental and life insurance plans and such other plans referred to in Section 3.2 that the Executive may continue to participate in as a non-employee through the Severance Period; and (iii) all previously earned, accrued, and unpaid benefits from the Company and its employee benefit plans, including any such benefits under the Company's pension, disability, and life insurance plans, policies, and programs. If, prior to the date on which the Company's obligations under clause (i) of this Section 5.1 cease, the Executive violates Section 6 hereof, then the Company shall have no obligation to make any of the payments that remain payable by the Company under clauses (i) and (ii) of this Section 5.1 on or after the date of such violation.

Notwithstanding the foregoing, if, based on Internal Revenue Service guidance available as of the date the payment or provision of any amount or other benefit is specified to be made under this Agreement or elsewhere, the Company reasonably determines that the payment or provision of such amount or other benefit at such specified time may potentially subject the Executive to “additional tax” under Section 409A(a)(1)(B) of the Code (together with any interest or penalties imposed with respect to, or in connection with, such tax, a “409A Tax”) with respect to the payment of such amount or the provision of such benefit, and if payment or provision thereof at a later date would likely avoid any such 409A Tax, then the payment or provision thereof shall be postponed to the earliest business day on which the Company reasonably determines such amount or benefit can be paid or provided without incurring any such 409A Tax, but in no event later than the first business day after the six-month anniversary of the Executive’s termination date (the “Delayed Payment Date”). In addition, if the Company reasonably determines that such 409A Tax with respect to the provision of a benefit can likely be avoided by replacing the benefit with the payment of an amount in cash equal to the cost of a substantially equivalent benefit then, in lieu providing such benefit, the Company may make such cash payment, subject to the preceding sentence. The Company and the Executive may agree to take other actions to avoid the imposition of 409A Tax at such time and in such manner as permitted under Section 409A. In the event that a delay of any payment is required under this provision, such payment shall be accumulated and paid in a single lump sum on the Delayed Payment Date together with interest for the period of delay, compounded monthly, equal to the prime or base lending rate then used by CitiBank, N.A., in New York City and in effect as of the date the payment would otherwise have been provided.

5.2          Payments upon Termination for Cause or Termination without Good Reason. If this Employment Agreement is terminated by the Company pursuant to Section 4.3 hereof or by the Executive pursuant to Section 4.6 hereof, the Executive shall receive only the amounts specified in clause (iii) of Section 5.1 hereof.

6.	Certain Covenants of the Executive.

6.1          Covenants. The Executive acknowledges that: (i) he is one of the limited number of persons who will develop the business of the Company (the "Company's Current Lines of Business"); (ii) the Company conducts its business on a nationwide basis; (iii) his work for the Company has brought him and, from and after the Closing, his work for the Company and its Subsidiaries and Affiliates, will continue to bring him into close contact with many confidential affairs not readily available to the public; (iv) the Company would not consummate the transactions contemplated by the Merger Agreement but for the agreements and covenants of the Executive contained herein; and (v) the covenants contained in this Section 6 will not involve a substantial hardship upon his future livelihood. In order to induce the Company to execute and deliver the Merger Agreement and to induce the Company to enter into this Employment Agreement, the Executive covenants and agrees that:

6.2          Non-Compete. During the Term and for a period of two years following the termination of the Executive's employment with the Company or any of its Subsidiaries or Affiliates (the "Restricted Period"), the Executive shall not, directly or indirectly, (i) in any manner whatsoever engage in any capacity with any business competitive with the Company's Current Lines of Business or any business then engaged in by the Company, any of its Subsidiaries or any of its Affiliates (the "Company's Business") for the Executive's own benefit or for the benefit of any person or entity other than the Company or any Subsidiary or Affiliate; or (ii) have any interest as owner, sole proprietor, shareholder, partner, lender, director, officer, manager, employee, consultant, agent or otherwise in any business competitive with the Company's Business; provided, however, that the Executive may hold, directly or indirectly, solely as an investment, not more than two percent (2%) of the outstanding securities of any person or entity which are listed on any national securities exchange or regularly traded in the over-the-counter market notwithstanding the fact that such person or entity is engaged in a business competitive with the Company's Business. In addition, during the Restricted Period, the Executive shall not develop any property for use in the Company's Business on behalf of any person or entity other than the Company, its Subsidiaries and Affiliates.

6.3          Confidential Information. During the Restricted Period, the Executive shall not, directly or indirectly, disclose to any person or entity who is not authorized by the Company or any Subsidiary or Affiliate to receive such information, or use or appropriate for his own benefit or for the benefit of any person or entity other than the Company or any Subsidiary or Affiliate, any documents or other papers relating to the Company's Business or the customers of the Company or any Subsidiary or Affiliate, including, without limitation, files, business relationships and accounts, pricing policies, customer lists, computer software and hardware, or any other materials relating to the Company's Business or the customers of the Company or any Subsidiary or Affiliate or any trade secrets or confidential information, including, without limitation, any business or operational methods, drawings, sketches, designs or product concepts, know-how, marketing plans or strategies, product development techniques or plans, business acquisition plans, financial or other performance data, personnel and other policies of the Company or any Subsidiary or Affiliate, whether generated by the Executive or by any other person, except as required in the course of performing his duties hereunder or with the express written consent of the Company; provided, however, that the confidential information shall not include any information readily ascertainable from public or published information, or trade sources (other than as a direct or indirect result of unauthorized disclosure by the Executive).

6.4         Employees of and Consultants to the Company. During the Restricted Period, the Executive shall not, directly or indirectly (other than in furtherance of the business of the Company), initiate communications with, solicit, persuade, entice, induce or encourage any individual who is then or who has been within the 12-month period preceding the Executive’s termination of employment with the Company, an employee of or consultant to the Company or any of its Subsidiaries or Affiliates to terminate employment with, or a consulting relationship with, the Company or such Subsidiary or Affiliate, as the case may be, or to become employed by or enter into a contract or other agreement with any other person, and the Executive shall not approach any such employee or consultant for any such purpose or authorize or knowingly approve the taking of any such actions by any other person.

6.5          Solicitation of Customers. During the Restricted Period, the Executive shall not, directly or indirectly, initiate communications with, solicit, persuade, entice, induce, encourage (or assist in connection with any of the foregoing) any person who is then or has been within the 12-month period preceding the Executive’s termination of employment with the Company a customer or account of the Company or its Subsidiaries or Affiliates, or any actual customer leads whose identity the Executive learned during the course of his employment with the Company, to terminate or to adversely alter its contractual or other relationship with the Company or its Subsidiaries or Affiliates.

6.6         Rights and Remedies Upon Breach. If the Executive breaches, or threatens to commit a breach of, any of the provisions of Section 6 hereof (collectively, the "Restrictive Covenants"), the Company and its Subsidiaries and Affiliates shall, in addition to the rights set forth in Section 5.1 hereof, have the right and remedy to seek from any court of competent jurisdiction specific performance of the Restrictive Covenants or injunctive relief against any act which would violate any of the Restrictive Covenants, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the Company and its Subsidiaries and Affiliates and that money damages will not provide an adequate remedy to the Company and its Subsidiaries and Affiliates.

6.7          Severability of Covenants. If any of the Restrictive Covenants, or any part thereof, is held by a court of competent jurisdiction or any foreign, federal, state, county or local government or other governmental, regulatory or administrative agency or authority to be invalid, void, unenforceable or against public policy for any reason, the remainder of the Restrictive Covenants shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and such court, government, agency or authority shall be empowered to substitute, to the extent enforceable, provisions similar thereto or other provisions so as to provide to the Company and its Subsidiaries and Affiliates, to the fullest extent permitted by applicable law, the benefits intended by such provisions.

6.8         Enforceability in Jurisdictions. The parties intend to and hereby confer jurisdiction to enforce the Restrictive Covenants upon the courts of any jurisdiction within the geographical scope of such Covenants. If the courts of any one or more of such jurisdictions hold the Restrictive Covenants wholly invalid or unenforceable by reason of the breadth of such scope or otherwise, it is the intention of the parties that such determination not bar or in any way affect the Company's right to the relief provided above in the courts of any other jurisdiction within the geographical scope of such Restrictive Covenants, as to breaches of such Restrictive Covenants in such other respective jurisdictions, such Restrictive Covenants as they relate to each jurisdiction being, for this purpose, severable into diverse and independent covenants.

7.	Indemnification.

7.1          General. The Company agrees that if the Executive is made a party or is threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "Proceeding"), other than a Proceeding initiated by the Company to enforce its rights under this Agreeemnt, by reason of the fact that the Executive is or was a trustee, director or officer of the Company, or any predecessor to the Company or any of their Affiliates or is or was serving at the request of the Company, any predecessor to the Company, or any of their affiliates as a trustee, director, officer, member, employee or agent of another corporation or a partnership, joint venture, limited liability company, trust or other enterprise, including, without limitation, service with respect to employee benefit plans, whether or not the basis of such Proceeding is alleged action in an official capacity as a trustee, director, officer, member, employee or agent while serving as a trustee, director, officer, member, employee or agent, the Executive shall be indemnified and held harmless by the Company to the fullest extent authorized by Nevada law, as the same exists or may hereafter be amended, against all Expenses incurred or suffered by the Executive in connection therewith, and such indemnification shall continue as to the Executive even if the Executive has ceased to be an officer, director, trustee or agent, or is no longer employed by the Company and shall inure to the benefit of his heirs, executors and administrators. Notwithstanding the foregoing, the Executive shall not be entitled to indemnification by the Company in respect of, and to the extent that, any Expenses arising as a result of the bad faith, willful misconduct or gross negligence of the Executive, or the Executive’s conviction of a felony.

7.2         Expenses. As used in this Agreement, the term "Expenses" shall include, without limitation, damages, losses, judgments, liabilities, fines, penalties, excise taxes, settlements, and costs, attorneys' fees, accountants' fees, and disbursements and costs of attachment or similar bonds, investigations, and any expenses of establishing a right to indemnification under this Agreement.

7.3         Enforcement. If a claim or request under this Section 7 is not paid by the Company or on its behalf, within thirty (30) days after a written claim or request has been received by the Company, the Executive may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim or request and if successful in whole or in part, the Executive shall be entitled to be paid also the expenses of prosecuting such suit. All obligations for indemnification hereunder shall be subject to, and paid in accordance with, applicable Nevada law.

7.4          Partial Indemnification. If the Executive is entitled under any provision of this Agreement to indemnification by the Company for some or a portion of any Expenses, but not, however, for the total amount thereof, the Company shall nevertheless indemnify the Executive for the portion of such Expenses to which the Executive is entitled.

7.5          Advances of Expenses. Expenses incurred by the Executive in connection with any Proceeding shall be paid by the Company in advance upon request of the Executive that the

Company pay such Expenses, but only in the event that the Executive shall have delivered in writing to the Company (i) an undertaking to reimburse the Company for Expenses with respect to which the Executive is not entitled to indemnification and (ii) a statement of his good faith belief that the standard of conduct necessary for indemnification by the Company has been met.

7.6          Notice of Claim. The Executive shall give to the Company notice of any claim made against him for which indemnification will or could be sought under this Agreement. In addition, the Executive shall give the Company such information and cooperation as it may reasonably require and as shall be within the Executive's power and at such times and places as are convenient for the Executive.

7.7          Defense of Claim. With respect to any Proceeding as to which the Executive notifies the Company of the commencement thereof:

(a)	The Company will be entitled to participate therein at its own expense;

(b)          Except as otherwise provided below, to the extent that it may wish, the Company will be entitled to assume the defense thereof, with counsel reasonably satisfactory to the Executive, which in the Company's sole discretion may be regular counsel to the Company and may be counsel to other officers and directors of the Company or any subsidiary. The Executive also shall have the right to employ his own counsel in such action, suit or proceeding if he reasonably concludes that failure to do so would involve a conflict of interest between the Company and the Executive, and under such circumstances the fees and expenses of such counsel shall be at the expense of the Company.

(c)          The Company shall not be liable to indemnify the Executive under this Agreement for any amounts paid in settlement of any action or claim effected without its written consent. The Company shall not settle any action or claim in any manner which would impose any penalty that would not be paid directly or indirectly by the Company or limitation on the Executive without the Executive's written consent. Neither the Company nor the Executive will unreasonably withhold or delay their consent to any proposed settlement.

(d)          Non-exclusivity. The right to indemnification and the payment of expenses incurred in defending a Proceeding in advance of its final disposition conferred in this Section 7 shall not be exclusive of any other right which the Executive may have or hereafter may acquire under any statute or certificate of incorporation or by-laws of the Company or any subsidiary, agreement, vote of shareholders or disinterested directors or trustees or otherwise.

8.	Other Provisions.

8.1          Notices. Any notice or other communication required or which may be given hereunder shall be in writing and shall be delivered personally, telecopied, telegraphed or telexed, or sent by certified, registered or express mail, postage prepaid, to the parties at the addresses specified on the signature page hereto, or at such other addresses as shall be specified by the parties by like notice, and shall be deemed given when so delivered personally, telecopied, telegraphed or telexed, or if mailed, two days after the date of mailing, to the addresses specified on the signature page hereto, or, in the case of the Company, to such other address as the Company may specify as the address for its executive offices in any reports filed by the Company with the Securities and Exchange Commission.

8.2         Entire Agreement. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior contracts and other agreements, written or oral, with respect thereto.

8.3          Waivers and Amendments. This Agreement may be amended, modified, superseded, cancelled, renewed or extended, and the terms and conditions hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

8.4          Governing Law. This Agreement shall be governed by, and construed in accordance with and subject to, the laws of the State of Nevada applicable to agreements made and to be performed entirely within such state.

8.5          Binding Effect; Benefit. This Agreement shall inure to the benefit of and be binding upon the parties hereto and any successors and assigns permitted or required by Section 8.6 hereof. Nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or such successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

8.6          Assignment. This Agreement, and the Executive's rights and obligations hereunder, may not be assigned by the Executive. The Company may assign this Agreement and its rights, together with its obligations, hereunder in connection with any sale, transfer or other disposition of all or substantially all of its assets or business, whether by merger, consolidation or otherwise.

8.7	Definitions. For purposes of this Agreement:

(a)          "Affiliate" shall mean a person that, directly or indirectly, controls or is controlled by, or is under common control with the Company;

(b)          "control" (including, with correlative meaning, the terms "controlled by" and "under common control with") as used with respect to any person or entity, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person or entity, whether through ownership of voting securities or by contract or other agreement or otherwise; and

(c)          “Subsidiary" shall mean any person or entity as to which the Company, directly or indirectly, owns or has the power to vote, or to exercise a controlling influence with respect to, fifty percent (50%) or more of the securities of any class of such person, the holders of which class are entitled to vote for the election of directors (or persons performing similar functions) of such person.

8.8          Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

8.9          Headings. The headings in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Employment Agreement.

[Signature Page Follows]

                IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

NOVASTAR RESOURCES LTD..

By: /s/ Charles Merchant
Name: Charles Merchant
Title: CEO

Address: 8300 Greensboro Dr.
Ste 800
McLean, VA 22102

EXECUTIVE:

/s/ Seth Grae
Name: SETH GRAE

Address: 364 West 18th St.
Ste. 5G
NY NY 10011

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